Exhibit 99.2

FOR SUBMISSION TO AES

Simulation of the Pharmacokinetics of Diazepam Buccal Film in Adult Patients with Epilepsy with Weight-adjusted Dosing

Allen H Heller, Gary Slatko, Michael A Rogawski

Rationale: Diazepam buccal soluble film (DBF) is a novel dosage form of diazepam under development for the treatment of acute repetitive seizures (ARS). In a study reported earlier (Rogawski et al., AES Abst. 2.453, 2018), we demonstrated that pharmacokinetic (PK) performance of DBF following a single 12.5 mg dose was similar under periictal and interictal conditions. The legacy product diazepam rectal gel (Diastat) is dosed acording to a weight-based dosing scheme. This study was undertaken to compare diazepam exposures obtained with DBF when dosing according to a weight-based regimen and as a fixed dose.

Methods: Adult men and women ages 17-65 years with poorly controlled tonic clonic seizures or focal seizures with impaired awareness (N=35) were enrolled. PK profiles valid for analysis for both treatment conditions were available for 21 subjects. Most of these subjects had samples collected up to 4 hours but 3 subjects were sampled only up to 2 hours. PK profiles were simulated based on body weight and robust evidence of dose-proportionality of the DBF product from healthy volunteer studies and population PK modeling.

Results: The table shows predicted values for Cmax, AUC(0-2h), and AUC(0-4h) (geometric means) and the ratio of the geometric means (Treatment B/Treatment A) with 90% confidence intervals. On average, predicted PK parameters were 17-18% higher compared with the 12.5-mg fixed-dose regimen, with median Cmax 263 ng/mL (interquartile range [IQR] 197-301 ng/mL) and 247 ng/mL (IQR 152-329 ng/mL) for the interictal and ictal/periictal conditions, respectively. Weight-based dosing provided a modest reduction in inter-subject variability. As expected, predicted values for Cmax, AUC(0-2h), and AUC(0-4h) were similar in interictal and ictal/periictal state. The figure shows the mean of the simulated plasma concentrations over time.

Conclusions: The simulated weight-based dosing regimen for administration of DBF to adults with epilepsy was associated with a higher predicted exposure than that observed with a fixed dose of 12.5 mg. These results suggest that the weight-based dosing regimen applied here (average dose 14.9 mg/kg) is associated with therapeutic diazepam plasma concentrations under both interictal and ictal/periictal conditions.

Funding: Supported by Aquestive Therapeutics Inc.

Table: Simulated Pharmacokinetic Parameters Following DBF in the Interictal and Ictal/Periictal State Using a Weight-based Regimen1

2-hour Profiles; N=21

	A. Interictal	B. Ictal/periictal	Ratio of Geometric Means B/A (%)[2]	90% CI (%)[3]
	Geometric Mean	Geometric Mean
Cmax (ng/mL)	234.73	217.77	92.77	74.5–112.53
AUC(0-2h) (ng•h/mL)	321.50	301.52	93.76	73.86–119.02

4-hour Profiles; N=18

	A. Interictal	B. Ictal/periictal	Ratio B/A	90% CI (%)
	Geometric Mean	Geometric Mean
Cmax (ng/mL)	224.19	211.96	95.54	73.34–121.89
AUC(0-4h) (ng•h/mL)	569.82	510.37	89.57	69.21–115.91

[1] Weight-based regimen: 38-50 kg: 10 mg; 51-62 kg: 12.5 mg; 63-87 kg: 15 mg; 88-111 kg: 17.5 mg.
[2] Calculated using least-squares means according to the formula: exp (difference) × 100.
[3] 90% geometric confidence interval using ln-transformed data.

Figure: Simulated Mean Diazepam Plasma Concentrations Following Administration of DBF in the Interictal or Ictal/Periictal State (N=16-21) Using a Weight-based Regimen

Predicted plasma concentrations based on data from 21 subjects with valid profiles for both Treatment A and Treatment B. Each timepoint is the mean of predicted concentrations from 16-21 subjects. Error bars are standard error of the mean.